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      EXHIBIT - 99.A.9

              FORM OF SUMMARY ADVERTISEMENT DATED DECEMBER 16, 1999


This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock. The Offer is made solely by the Offer to Purchase dated December 9, 1999 and the related Letter of Transmittal. The Offer is not being made to, nor will Capstead accept tenders from or on behalf of, holders of Common Stock in any jurisdiction in which the Offer or its acceptance would violate that jurisdiction's laws. Capstead is not aware of any jurisdiction in which the making of the Offer or the tender of Common Stock would not be in compliance with the laws of such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Capstead's behalf by PaineWebber Incorporated or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                    UP TO 10,000,000 SHARES OF COMMON STOCK

                                       OF

                         CAPSTEAD MORTGAGE CORPORATION

                     AT A PURCHASE PRICE OF $4.55 PER SHARE

     Capstead Mortgage Corporation ("Capstead") invites its stockholders to tender up to 10,000,000 shares of its common stock, par value $0.01 per share ("Common Stock"), at a purchase price of $4.55 per share (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 9, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"). THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE ON JANUARY 14, 2000, AT 5:00 P.M., NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED. On December 7, 1999, the most recent practicable date prior to the announcement of the Offer, the closing per share sales price of the Common Stock, as reported on the New York Stock Exchange composite tape, was $3.75. The Offer is not conditioned on any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase. The Board of Directors of Capstead (the "Board") has approved the making of the Offer. Stockholders must, however, make their own decision whether to tender shares of Common Stock and, if so, how many shares to tender. None of Capstead, its Board or the Dealer Manager makes any recommendation with respect to the Offer, and no person has been authorized by Capstead or its Board to make any such recommendation. Directors and executive officers of Capstead have agreed not to participate in the Offer. The Board believes that Capstead's financial condition and current market conditions (including the current market price of the Common Stock) make this an attractive time to repurchase a portion of its outstanding Common Stock in order to enhance stockholder value.

     Capstead will pay the Purchase Price for all shares of Common Stock validly tendered and not properly withdrawn prior to the Expiration Date (as defined below), upon the terms and subject to the conditions of the Offer including the proration terms described below. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, January 14, 2000, unless and until Capstead in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Capstead, shall expire. Capstead reserves the right, in its sole discretion, to purchase more than 10,000,000 shares of Common Stock pursuant to the Offer. Capstead shall be deemed to have accepted for payment (and therefore purchased) shares of Common Stock that are properly tendered and not properly withdrawn (subject to the proration provisions and the other terms and conditions of the Offer) only when, as and if it gives oral or written notice to Norwest Bank Minnesota, N.A. (the "Depositary") of its acceptance of shares for payment pursuant to the Offer. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration), but only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (unless such tender is made through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP")) and any other required documents. Upon the terms and subject to the conditions of the Offer, in the event that more than 10,000,000 shares of Common Stock (or such greater number of shares of Common Stock as Capstead may elect to purchase pursuant to the Offer) are validly tendered and not properly withdrawn, shares validly tendered and not properly withdrawn prior to the Expiration Date shall be purchased on a pro-rata basis, disregarding fractions that arise as a result of such prorationing, according to the number of shares tendered by each holder of Common Stock prior to the Expiration Date of the Offer; provided, however, that all shares tendered prior to the Expiration Date by any holder of Common Stock who owned of record or beneficially as of the close of business on December 8, 1999 and who continues to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock and who tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal shall be purchased in full, prior to the proration of shares tendered by any other holder of Common Stock. Capstead expressly reserves the right to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Capstead also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of certain conditions specified in the Offer by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by Capstead as provided in the Offer to Purchase, may also be withdrawn after February 7, 2000. To be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile form in a timely manner. Any such notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn, and, if certificates representing such shares have been delivered to the Depositary, the name of the stockholder of record of such shares, as set forth in such certificates. If the certificates have been delivered to the Depositary, the tendering holder of Common Stock must also submit the serial numbers of the particular certificates for the shares to be withdrawn, and the signature on the stockholder's notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer) (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered through ATOP, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before stockholders decide whether to accept or reject the Offer. These materials have been mailed to record holders of the Common Stock as of December 8, 1999 and have been furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appeared on Capstead's stockholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) as of December 8, 1999 for transmittal to beneficial holders of Common Stock. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein. Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent and will be furnished at Capstead's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.

                     The Information Agent for the Offer is:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.
                                111 Commerce Road
                            Carlstadt, NJ 07072-2586
                 Banks and Brokerage Firms call: (201) 896-1900
              Stockholders please call: (877) 842-2407 (toll free)

                      The Dealer Manager for the Offer is:

                            PAINEWEBBER INCORPORATED
                           1285 Avenue of the Americas
                            New York, New York 10019
                                 (888) 559-8850

December 16, 1999